EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of VocalScape Networks, Inc. of our report dated April 10, 2006 on the consolidated financial statements of Vocalscape Networks, Inc. as of December 31, 2005 and for the years ended December 31, 2005 and 2004.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.
Boca Raton, Florida
November 1, 2006